Exhibit 15.2

Independent Auditors Awareness Letter

The Board of Directors

Simmons First National Corporation

Pine Bluff, Arkansas

Ladies and Gentlemen:

We have reviewed, in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information, the unaudited interim financial information of First Texas BHC, Inc. and Subsidiaries for the nine-month periods ended September 30, 2017 and September 30, 2016, as indicated in our report dated December 20, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, is included in the Registration Statement on Form S-4 of Simmons First National Corporation filed January 25, 2019.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Payne & Smith, LLC

Dallas, Texas

January 25, 2019